                                                                Exhibit 4(a)(iv)

     Any Subsequent Indentures with respect to Senior Debt Securities entered into subsequent to the to Subsequent Indenture described in Exhibit 4(a)(iii) will be substantially the same and the Indenture, dated as of October 1, 1993, between the Company and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank, N.A.) contained as Exhibit 4(a)(ii) to the Registration Statement except that the name of any Subsequent Trustee with respect to any Subsequent Indenture will be inserted and any Subsequent Indenture will be dated as of a current date.